Exhibit 99.1

Duddell Street Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing November 30, 2020

Hong Kong –November 25, 2020 – Duddell Street Acquisition Corp. (the “Company”) announced today that, commencing November 30, 2020, holders of the units sold in the Company’s initial public offering of 17,500,000 units, completed on November 2, 2020, may elect to separately trade the shares of Class A ordinary shares and warrants included in the units. Those units not separated will continue to trade on the Nasdaq Capital Market (the “Nasdaq”) under the symbol “DSACU,” and the shares of Class A ordinary shares and warrants that are separated will trade on the Nasdaq under the symbols “DSAC” and “DSACW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The offering was made only by means of a prospectus, copies of which may be obtained from BofA Securities, Attn: Prospectus Department, 200 North College Street, 3rd floor, Charlotte, North Carolina 28255-0001, Telephone: 1-800-294-1322, Email: dg.prospectus_requests@bofa.com and BTIG, LLC, 65 East 55th Street, New York, NY, 10022 or by e-mail at equitycapitalmarkets@btig.com.

BofA Securities and BTIG, LLC acted as joint book-running managers of the offering. A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 28, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Duddell Street Acquisition Corp.

Duddell Street Acquisition Corp. was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although the Company’s efforts to identify a prospective business combination opportunity will not be limited to a particular industry, it intends to focus on global companies in telecom, media and technology, healthcare, fintech and consumer sectors with compelling Asian growth potential.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the Company’s search for an initial business combination. No assurance can be given that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact

For inquiries please contact

Sam Joshi

Head of Business Development & Investor Relations

Maso Capital

8th Floor, Printing House

6 Duddell Street, Hong Kong

+ 852 3468 6225

Sam.Joshi@masocapital.com

https://masocapital.com/

https://dsac.co